UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 5, 2013
Biogen Idec Inc.
(Exact name of registrant as specified in its charter)

Delaware	0-19311	33-0112644
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

133 Boston Post Road, Weston, Massachusetts 02493
(Address of principal executive offices; Zip Code)

Registrant’s telephone number, including area code: (781) 464-2000
Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On February 5, 2013, Biogen Idec International Holding Ltd. (the “Company”), a wholly-owned subsidiary of Biogen Idec Inc. (“Biogen Idec”), entered into an Asset Purchase Agreement (the “Purchase Agreement”) with Elan Pharma International Limited and Elan Pharmaceuticals, Inc. (collectively, “Elan”).  Under the terms of the Purchase Agreement, the Company will acquire as of the closing date full ownership of TYSABRI® (natalizumab) and all applicable strategic, commercial, decision-making and intellectual property rights to TYSABRI (the “Transaction”), in exchange for a $3.25 billion upfront cash payment, which is expected to be funded with existing cash reserves.

In addition, the Company has agreed to make contingent payments to Elan after the closing of the Transaction equal to 12% of global net sales of TYSABRI for the first twelve months, and thereafter, 18% of annual global net sales of TYSABRI up to $2.0 billion and 25% of annual global net sales of TYSABRI that exceed $2.0 billion.  In 2014 only, the $2.0 billion threshold will be pro-rated for the portion of 2014 remaining after the first 12 months expires.

Effective upon the closing of the Transaction, the ANTEGREN Development and Marketing Collaboration Agreement with Elan dated August 15, 2000, whereby worldwide TYSABRI profits were split 50/50, will be terminated along with the agreement's change of control provisions.

Completion of the Transaction is subject to expiration of applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and other customary regulatory and closing conditions.

Item 8.01. Other Events.

On February 6, 2013, Biogen Idec issued a press release announcing entry into the Purchase Agreement, which is attached as Exhibit 99.1 to this Form 8-K.   In connection with the conference call held by Biogen Idec on February 6, 2013 discussing the Transaction, Biogen Idec references a slide presentation, which is attached as Exhibit 99.2 to this Form 8-K.

Item 9.01. Financial Statements and Exhibits.

The exhibits listed on the Exhibit Index immediately preceding such exhibits are filed as part of this Current Report on Form 8-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BIOGEN IDEC INC.

By: /s/ Robert A. Licht
Robert A. Licht
Senior Vice President

Date: February 6, 2013

EXHIBIT INDEX

Exhibit Number	Description
99.1	Press release dated February 6, 2013.
99.2	Slide presentation dated February 6, 2013.